SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

Filed by the Registrant ⌧
Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BV Financial, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BV FINANCIAL, INC.
_________________________

PROXY STATEMENT
_________________________

ERRATA SHEET

The proxy statement (the “Proxy Statement”) for the BV Financial, Inc. 2026 annual meeting of stockholders (the “Annual Meeting”) that was mailed on or about April 2, 2026 inadvertently included the following three misstatements:

1. Footnotes 2-5, 7-8 and 10 to the stock ownership table for directors and executive officers referenced an incorrect amount for the unvested restricted stock held and footnote 11 referenced an incorrect amount of shares held in the Employee Stock Ownership Plan. However, the total amount of shares owned by each director and executive officer (and all directors and executive officers in the aggregate) provided in the table in the Proxy Statement is unchanged. The table with the corrected footnotes is below:
	Number of Shares		Percent Outstanding(1)
Directors:
Gary T. Amereihn	72,162	(2)	*
William Streett Baldwin	81,835	(3)	*
P. David Bramble	36,816	(4)	*
William B. Crompton, III	65,676	(5)	*
David M. Flair	291,582	(6)	3.29%
Joseph S. Galli	149,937	(7)	1.70%
Brian K. McHale	47,608	(8)	*
Timothy L. Prindle	433,438	(9)	4.90%
Joshua W. Posnick	33,850	(3)	*
Machteld V. Thomas	58,789	(10)	*

Executive Officers Who Are Not Directors:
Michael J. Dee	105,915	(11)	1.20%
Gregory J. Olinde	15,749	(12)	*
All directors, nominees and executive officers as a group (13 persons)	1,413,686		15.69%
________________
*	Less than 1%.
(1)	Based on 8,790,568 shares outstanding at March 13, 2026.
(2)	Includes 5,000 shares held by Mr. Amereihn’s spouse in her IRA and 11,023 shares of unvested restricted stock.
(3)	Includes 11,789 shares of unvested restricted stock.
(4)	Includes 10,000 shares held in an LLC and 11,789 shares of unvested restricted stock.
(5)	Includes 11,010 shares held by a trust and 11,023 shares of unvested restricted stock.
(6)
Includes options to acquire 61,244 shares, 11,948 shares allocated under the Employee Stock Ownership Plan, 73,492 shares of unvested restricted stock and 4,508 shares held in trust in the BayVanguard Bank 401(k) Plan.

(7)
Includes 20,250 shares held in an LLC, 5,013 shares held by Mr. Galli’s spouse in her IRA, 2,200 shares held by Mr. Galli’s first daughter (including 1,300 shares held in her IRA) and 1,900 shares held by Mr. Galli’s second daughter (including 1,500 shares held in her IRA) and 11,023 shares of unvested restricted stock.

(8)	Includes 3,980 shares held by Mr. McHale’s spouse in her IRA and 11,359 shares of unvested restricted stock.
(9)
Includes 8,591 shares held in by Mr. Prindle’s spouse in her IRA accounts, 73,492 shares of unvested restricted stock, 38,475 shares held in trust in the BayVanguard Bank 401(k) Plan and 5,607 shares allocated under the Employee Stock Ownership Plan.

(10)	Includes 10,000 shares of stock held by Ms. Thomas’s spouse in his IRA and 12,124 shares of unvested restricted stock.
(11)	Includes options to acquire 12,500 shares, 8,824 shares allocated under the Employee Stock Ownership Plan and 22,500 shares of unvested restricted stock.
(12)	Includes 749 shares held in trust in the BayVanguard Bank 401(k) Plan and 5,050 shares allocated under the Employee Stock Ownership Plan.

2. The table in the Proxy Statement listing the members of the Audit, Compensation, and Governance and Nominating Committees of the Board of Directors was incorrect. The table below sets forth the correct list of directors of each of the listed committees.

Audit Committee	Compensation Committee	Governance and Nominating Committee
William Streett Baldwin*	Gary T. Amereihn*	Joshua W. Posnick*
William B. Crompton	William Streett Baldwin	Machteld V. Thomas
Machteld V. Thomas	Brian McHale	William B. Crompton

* Denotes Chairperson

3. The Proxy Statement included the following statement: the Board of Directors unanimously recommends a vote “FOR” each nominee for director. The statement should instead read as follows:

The Board of Directors of the Company recommends a vote “FOR” each nominee for director.

PRESIDENT AND CHIEF EXECUTIVE OFFICER LETTER TO SHAREHOLDERS

In addition to the above misstatements in the Proxy Statement, an error was identified on page 5 of our March 26, 2026 letter to shareholders. The August 29, 2018 stock price of $7.19 reflected the 1.5309 exchange ratio and therefore should not have been further reduced to $4.71.  Accordingly, the compounded annual growth rate for the seven-year period was approximately 13% not the 20% that was stated.